As filed with the Securities and Exchange Commission on April 3, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ESTERLINE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-2595091 (I.R.S. Employer Identification No.)

10800 NE 8th Street
Bellevue, Washington 98004
(Address of principal executive offices, including zip code)

ESTERLINE TECHNOLOGIES CORPORATION
2002 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

ROBERT W. CREMIN
Chairman, President and Chief Executive Officer
Esterline Technologies Corporation
10800 NE 8th Street
Bellevue, Washington 98004
(425) 453-9400
(Name, address and telephone number, including area code, of agent for service)

____________________

Copies to:

ANDREW BOR
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 583-8888

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CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $.20 per share	300,000	$20.71	$6,213,000	$571.60
(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee stock purchase plan as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $20.71 which was the average of the high ($21.09) and low ($20.33) sales prices of Esterline Technologies Corporation's common stock on April 1, 2002, as reported by the New York Stock Exchange.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Esterline Technologies Corporation, a Delaware corporation (the "Registrant"), are hereby incorporated by reference in this Registration Statement:

      (a)  The Registrant's Annual Report on Form 10-K for the year ended October 26, 2001, filed on January 23, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

      (b)  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended January 25, 2002, filed on March 8, 2002.

      (c)  The description of the Registrant's common stock contained in the Registrant's Current Report on Form 8-K dated January 26, 2001.

      (d)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

      Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145(a) of the Delaware General Corporation Law (the "DGCL") allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

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      Section 145(b) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation seeking a judgment in favor of the corporation by reason of the fact that such person acted in his or her capacity as a director, officer, employee or agent of the corporation or at the request of the corporation as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted under standards set forth above. However, no company may indemnify a person who has been found to be liable to the corporation in any claim, issue or matter unless and to the extent that the court in which such action or suit was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper.

      Section 145 of the DGCL further provides that, to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection with the defense of that claim, issue or matter. Section 145 is not deemed to be exclusive of other forms of indemnification that the corporation may wish to provide, and the corporation may choose to purchase and maintain insurance on behalf of its directors and officers against any liability claimed against such an individual due to his or her position as a director or officer and any actions taken in that capacity, regardless of whether or not the corporation would have the power to indemnify such persons against liabilities under Section 145.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

      Article Eighth, Section 1 of the Registrant's Certificate of Incorporation provides that, to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. An amendment to or repeal of such Article Eighth, Section 1 will not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director that occurred prior to such amendment or repeal.

      Article Eighth, Section 2 of the Registration's Certificate of Incorporation requires the indemnification of officers and directors to the fullest extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Certificate of Incorporation provides an unconditional right to indemnification for all expenses, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person entitled to indemnification in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer or an employee of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. However, the Board of Directors must approve any

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indemnification for any proceeding initiated by a person entitled to indemnification. Section 2 of Article Eighth also provides that the Registrant may, by action of its Registrant's Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

      The Registrant's officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period. The Registrant's outside directors are also covered by a similar insurance policy.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

Item 8.  EXHIBITS
Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Deloitte & Touche LLP, Independent Auditors
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Esterline Technologies Corporation 2002 Employee Stock Purchase Plan

Item 9.  UNDERTAKINGS

A.      The undersigned Registrant hereby undertakes:

      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                 (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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      (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 3rd day of April, 2002.
ESTERLINE TECHNOLOGIES CORPORATION

By: /s/ Robert W. Cremin Robert W. Cremin Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes Robert W. Cremin and Robert D. George, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 3rd day of April, 2002.
Signature	Title
/s/ Robert W. Cremin Robert W. Cremin	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Robert D. George Robert D. George	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ Richard R. Albrecht Richard R. Albrecht	Director
/s/ Ross J. Centanni Ross J. Centanni	Director
/s/ John F. Clearman John F. Clearman	Director
/s/ Robert S. Cline Robert S. Cline	Director
/s/ E. John Finn E. John Finn	Director
/s/ Robert F. Goldhammer Robert F. Goldhammer	Director
/s/ Wendell P. Hurlbut Wendell P. Hurlbut	Director
/s/ Jerry D. Leitman Jerry D. Leitman	Director

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INDEX TO EXHIBITS
Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Deloitte & Touche LLP, Independent Auditors
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Esterline Technologies Corporation 2002 Employee Stock Purchase Plan